SILVER STANDARD RESOURCES INC.
PERFORMANCE SHARE UNIT PLAN

SILVER STANDARD RESOURCES INC.
PERFORMANCE SHARE UNIT PLAN
ARTICLE 1
PREAMBLE AND DEFINITIONS

1.1.	Title
The Plan herein described shall be called the “Performance Share Unit Plan”.

1.2.	Purpose
The Plan has been established:

(a)	to provide a greater alignment of interests between Designated Participants and shareholders of the Company;

(b)	to promote the Company’s belief that executive compensation should be performance based, driven by the achievements of the individual and the Company;

(c)	to provide a compensation mechanism for Designated Participants that appropriately reflects the responsibility, commitment and risk accompanying their management roles;

(d)	to assist the Company to attract and retain senior management employees with experience and ability; and

(e)	to allow Designated Participants to participate in the success of the Company.

1.3.	Definitions
As used in the Plan, the following terms have the following meanings:

(a)	“Acquiror” has the meaning ascribed thereto in Section 8.1.

(b)	“Affiliate” has the meaning ascribed thereto in the Business Corporations Act (British Columbia).

(c)
“Applicable Law” means any applicable provision of law, domestic or foreign, including, without limitation, applicable securities legislation, together with all regulations, rules, policy statements, rulings, notices, orders or other instruments promulgated thereunder, and Stock Exchange Rules.

(d)
“Blackout Period” means a period during which the Designated Participant is prohibited from trading in securities of the Company pursuant to applicable securities laws or notice from or any policy of the Company.

(e)	“Board” means the Board of Directors of the Company.

(f)	“Cause” means any grounds at common law for which an employer is entitled to dismiss an employee summarily, and includes, without limitation, the following:

(i)	the breach by the Designated Participant of a material term of his employment agreement (if any) with the Company or a Related Entity of the Company;

(ii)	the repeated and demonstrated failure by the Designated Participant to perform the material duties of his position in a competent manner;

(iii)
the conviction of the Designated Participant for a criminal offence involving fraud or dishonesty, or which otherwise adversely impacts the reputation of the Company or a Related Entity of the Company;

(iv)	the failure by the Designated Participant to act honestly or in the best interests of the Company or a Related Entity of the Company;

(v)	the failure by the Designated Participant to comply with any Company rules or policies of a material nature;

(vi)
the failure by the Designated Participant to obey reasonable instructions provided to him in the course of employment, within five calendar days after receiving written notice of such disobedience from the Company or a Related Entity of the Company; or

(vii)	any actions or omissions on the part of the Designated Participant constituting gross misconduct or negligence resulting in material harm to the Company or a Related Entity of the Company.

(g)	“Change of Control” means the occurrence of one or more of the following events:

(i)
individuals who, as of the date on which Performance Share Units are granted to the relevant Designated Participant, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of such Board, provided that any person becoming a director after such date and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be an Incumbent Director; provided, however, that no individual initially elected as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board, including by reason of any agreement intended to avoid or settle any Election Contest or proxy contest, shall be deemed an Incumbent Director;

(ii)
any change in the holding, direct or indirect, of shares in the capital of the Company as a result of which a person or group of persons acting jointly or in concert, or person associated or affiliated with any such person or group within the meaning of the Securities Act (British Columbia), becomes the beneficial owner, directly or indirectly, of shares and/or other securities in excess of the number which, directly or following conversion thereof, would entitle the holders thereof to cast more than 50% of the votes attaching to all shares of the Company which may be cast to elect directors of the Company (the “Company Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change of Control by virtue of any of the following acquisitions of Company Voting Securities:

A.	by the Company or any subsidiary;

B.	by any employee benefit plan sponsored or maintained by the Company or any subsidiary;

C.	by any underwriter temporarily holding securities pursuant to an offering of such securities;

D.	pursuant to a Non-Qualifying Transaction (as defined in paragraph (iii)); or

E.
from the Company pursuant to a transaction (other than one described in paragraph (iii)), if a majority of the Incumbent Directors approve a resolution providing expressly that the acquisition pursuant to this clause (E) shall not constitute a Change of Control under this paragraph (ii);

(iii)
the consummation of a merger, consolidation, share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries (a “Business Combination”), unless immediately following such Business Combination:

A.
Company Voting Securities that were outstanding immediately prior to the consummation of such Business Combination (or, if applicable, securities into or for which such Company Voting Securities were converted or exchanged pursuant to such Business Combination) represent more than 50% of the combined voting power of the then outstanding securities eligible to vote for the election of directors or trustees (“voting power”) of (1) the entity resulting from such Business Combination (the “Surviving Entity”), or (2) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Entity (the “Parent Entity”);

B.
no person (other than any employee benefit plan sponsored or maintained by the Surviving Entity or the Parent Entity) is the beneficial owner, directly or indirectly, of 50% or more of the voting power of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity); or

C.
at least a majority of the members of the board of directors of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination;

(any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”);

(iv)	the approval by the Board or shareholders of the Company of a complete liquidation or dissolution of the Company;

(v)
a sale or other disposition of all or substantially all of the property or assets of the Company, other than to an affiliate within the meaning of the Securities Act (British Columbia) or pursuant to a Non-Qualifying Transaction; or

(vi)	any determination by the majority of Incumbent Directors of the Company that a Change of Control has occurred.

(h)	“Committee” means the Compensation Committee of the Board, or such other committee or persons (including the Board) as may be designated from time to time to administer the Plan.

(i)	“Company” means Silver Standard Resources Inc. and its successors and assigns.

(j)	“Designated Participant” means each senior management employee of the Company or a Related Entity of the Company to whom Performance Share Units are granted pursuant to Section 4.1.

(k)
“Disability” means, in the case of a Designated Participant who is a member of a long-term disability plan of the Company or a Related Entity of the Company, the Designated Participant’s physical or mental long-term inability to substantially fulfill his duties and responsibilities on behalf of the Company or, if applicable, a Related Entity of the Company in respect of which the Designated Participant commences receiving, or is eligible to receive, long-term disability benefits under such long-term disability plan of the Company or a Related Entity of the Company and, in the case of a Designated Participant who is not a member of a long-term disability plan of the Company or a Related Entity of the Company, a physical or mental impairment that prevents the Designated Participant from engaging in any employment for which the Designated Participant is reasonably suited by virtue of the Designated

Participant’s education, training or experience and that can reasonably be expected to last for the remainder of the Designated Participant’s lifetime, as determined by the Committee.

(l)
“Good Reason,” for Participants who are not U.S. Participants, means “Good Reason” as defined in the employment agreement, if any, between the relevant Designated Participant and the Company or a Related Entity of the Company and, if there is no such definition or agreement, “Good Reason” will arise within 12 months following a Change of Control where the Designated Participant was induced by the actions of the employer to resign or terminate his employment other than on a purely voluntary basis as a result of the occurrence of one or more of the following events without the Designated Participant’s written consent, such resignation to be effective only if the Designated Participant has provided 10 days’ written notice of such occurrence to the employer immediately upon occurrence of such an event and the employer has not corrected such occurrence within such 10-day period:

(i)
a materially adverse change in the Designated Participant’s position, duties, or responsibilities other than as a result of the Designated Participant’s physical or mental incapacity which impairs the Designated Participant’s ability to materially perform the Designated Participant’s duties or responsibilities as confirmed by a physician;

(ii)	a materially adverse change in the Designated Participant’s reporting relationship that is inconsistent with the Designated Participant’s title or position;

(iii)	a reduction by the employer of the base salary of the Designated Participant;

(iv)	a reduction by the employer in the aggregate level of benefits made available to the Designated Participant; or

(v)	the relocation by the employer of the Designated Participant’s principal office by more than 50 miles from the location where the Designated Participant worked when the Change of Control occurred.
For U.S. Participants, “Good Reason” has the meaning set forth in Appendix A hereto.

(m)
“Market Value” of a Vested Performance Share Unit or a Share on any date means the volume weighted average trading price of the Shares on the Stock Exchange (or any other stock exchange on which the majority of the volume of trading of the Shares has occurred over the relevant period) over the five trading days on which a board lot of Shares was traded immediately preceding such date, calculated by dividing the total value of all such trades by the total volume of Shares so traded; provided that, if the Shares are not listed and posted for trading on any stock exchange at the time such calculation is to be made, the “Market Value” shall be the market value of a Vested Performance Share Unit or a Share, as the case may be, as determined by the Committee in good faith.

(n)	“Performance Percentage” has the meaning attributed thereto in Section 6.2.

(o)
“Performance Period” means a period as determined by the Committee in accordance with Section 4.2 in respect of which a Designated Participant may be or become entitled to receive any amount payable in respect of Performance Share Units.

(p)	“Performance Share Unit” means a right granted to a Designated Participant to receive, upon the satisfaction of certain criteria, a payment in accordance with the provisions of the Plan.

(q)	“Performance Share Unit Account” has the meaning ascribed thereto in Section 5.1.

(r)	“Plan” means this Performance Share Unit Plan, including any schedules or appendices hereto, all as amended or amended and restated from time to time.

(s)	“Related Entity” means an Affiliate or a “subsidiary” of the Company as defined in the Business Corporations Act (British Columbia).

(t)
“Redemption Date” for a Vested Performance Share Unit means the date which is five business days after the Vesting Date for such Vested Performance Share Unit unless determined otherwise pursuant to Section 11.1(a).

(u)
“Retirement” means the retirement of the Designated Participant from employment with the Company or a Related Entity of the Company on or after age 65, and “retires” shall have a corresponding meaning. The determination of whether a Designated Participant has retired shall be at the sole discretion of the Committee.

(v)	“Section 409A” means Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the regulations and other interpretive guidance promulgated thereunder as in effect from time to time.

(w)	“Share” means a common share of the Company and includes any rights attached thereto which trade therewith.

(x)	“Stock Exchange” means the Toronto Stock Exchange.

(y)	“Stock Exchange Rules” means the applicable rules of the Stock Exchange.

(z)	“Target Milestone” means performance targets determined pursuant to Section 4.3.

(aa)	“Termination Date” means:

(i)	in the case of the death of a Designated Participant, the date of death;

(ii)
in the case of the Retirement of a Designated Participant, the date on which the Designated Participant retires in accordance with the normal retirement policies of the Company or a Related Entity of the Company, as the case may be;

(iii)	in the case of the Disability of a Designated Participant, the date on which:

A.
the Designated Participant commences receiving, or is eligible to receive, long-term disability benefits under a long-term disability plan of the Company or a Related Entity of the Company, as the case may be; or

B.
if a Designated Participant is not a member of a long-term disability plan of the Company or a Related Entity of the Company, the date that the Designated Participant has suffered a physical or mental impairment that prevents the Designated Participant from engaging in any employment for which the Designated Participant is reasonably suited by virtue of the Designated Participant’s education, training or experience and that can reasonably be expected to last for the remainder of the Designated Participant’s lifetime, as determined by the Committee; and

(iv)	in the case of any other termination of employment of a Designated Participant, the date of termination;
provided that, if any date determined in accordance with the foregoing provisions is not a Trading Day, the Termination Date shall be the Trading Day immediately preceding the date otherwise determined.

(bb)	“Trading Day” means any date on which the Stock Exchange is open for the trading of Shares and on which at least a board lot of Shares is traded.

(cc)	“U.S. Participant” means a Designated Participant who is a United States citizen or a United States resident alien as defined under United States Internal Revenue Code §7701(b).

(dd)	“Vested Performance Share Units” has the meaning ascribed thereto in Section 6.3.

(ee)
“Vesting Date” for Performance Share Units granted to a Designated Participant under Section 4.1, and dividend equivalent Performance Share Units awarded to the Designated Participant in respect of such Performance Share Units under Section 5.2, means the date on which the Performance Period ends.

ARTICLE 2
CONSTRUCTION AND INTERPRETATION

2.1.	Gender, Singular, Plural
In the Plan, references to the masculine gender include the feminine gender and references to the singular include the plural and vice versa, as the context shall require.

2.2.	Severability
If any provision of the Plan is determined to be void or unenforceable in whole or in part, such determination shall not affect the validity or enforcement of any other provision or part of any provision thereof.

2.3.	Headings, Articles, Sections
Headings used in the Plan are for reference purposes only and do not limit or extend the meaning of the provisions of the Plan. A reference to an Article, Section or Schedule shall, except where expressly stated otherwise, mean an Article, Section or Schedule of the Plan, as applicable.

2.4.	Governing Law
The Plan shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein. Any actions, proceedings or claims in any way relating to the Plan shall be commenced in the courts of the Province of British Columbia and the courts of the Province of British Columbia will have exclusive jurisdiction to entertain any such action, proceeding or claim. The Company, each Designated Participant and his estate, if applicable, hereby attorn to the jurisdiction of the courts of the Province of British Columbia.

2.5.	References to Statutes, etc.
Any reference to a statute, regulation, rule, instrument or policy statement shall refer to such statute, regulation, rule, instrument or policy statement as it may be amended, replaced or re-enacted from time to time.
ARTICLE 3
EFFECTIVE DATE

3.1.	Effective Date
The Plan, as amended from time to time, is adopted with effect from August 5, 2010.

ARTICLE 4
PERFORMANCE SHARE UNIT GRANTS, PERFORMANCE PERIODS AND TARGET MILESTONES

4.1.	Grants of Performance Share Units
The Committee may grant Performance Share Units to such senior management employees of the Company or a Related Entity of the Company in such numbers as may be determined by the Committee in its sole discretion with effect from such dates as the Committee may specify. No such grant shall be made more than 90 days following the commencement of the applicable Performance Period.

4.2.	Performance Period
The Committee shall, in its sole discretion, determine the Performance Period applicable to each grant of Performance Share Units under Section 4.1 at the time of such grant. Unless otherwise specified by the Committee, the Performance Period applicable to a grant of Performance Share Units will commence on the January 1 coincident with or immediately preceding or following the grant and end on December 31 of the second year following the calendar year in which such Performance Share Units were granted.

4.3.	Determination of Target Milestones
The Target Milestones for each Performance Period shall be as set out on Schedule A unless otherwise determined by the Committee.

4.4.	No Certificates
No certificates shall be issued with respect to Performance Share Units. All records relating to the Performance Share Units shall be maintained in the Company’s electronic compensation plan system.

4.5.	Notice of Award; Acknowledgement
The Company shall provide each Designated Participant notice of an award of Performance Share Units promptly after the Committee acts to award the Designated Participant any Performance Share Units. If required by the Company, the Designated Participant may be required to provide an acknowledgement to such award in the such form as required by the Company.
ARTICLE 5
ACCOUNTS AND DIVIDEND EQUIVALENTS

5.1.	Performance Share Unit Account
An account, to be known as a “Performance Share Unit Account”, shall be maintained by the Company for each Designated Participant and shall be credited with such Performance Share Units as are granted to the Designated Participant under Section 4.1 and such dividend equivalent

Performance Share Units as are received by the Designated Participant in respect of such Performance Share Units under Section 5.2.

5.2.	Dividend Equivalent Performance Share Units
Whenever cash dividends are paid on the Shares, additional Performance Share Units will be credited to a Designated Participant's Performance Share Unit Account in accordance with this Section 5.2. The number of such additional Performance Share Units to be so credited will be calculated by dividing (a) the cash dividends that would have been paid to such Designated Participant if the Performance Share Units recorded in the Designated Participant's Performance Share Unit Account as at the record date for the dividend had been Shares by (b) the Market Value on the Trading Day immediately preceding the date on which the Shares began to trade on an ex-dividend basis, rounded down to the next whole number of Performance Share Units. No fractional Performance Share Units will thereby be created.

5.3.	Cancellation of Performance Share Units that Fail to Vest or Are Redeemed
Performance Share Units that fail to vest in accordance with Article 6 of the Plan, or that are redeemed in accordance with Article 7 of the Plan, shall be cancelled and shall cease to be recorded in the Performance Share Unit Account of the relevant Designated Participant as of the date on which such Performance Share Units are forfeited or redeemed, as the case may be, and the Designated Participant will have no further right, title or interest in or to such Performance Share Units.
ARTICLE 6
VESTING OF PERFORMANCE SHARE UNITS

6.1.	Vesting During Continued Employment
Subject to the remaining provisions of this Section 6 and Article 8, Share Units granted to a Designated Participant under Section 4.1, and dividend equivalent Performance Share Units awarded to the Designated Participant in respect of such Performance Share Units under Section 5.2, shall vest on the Vesting Date in accordance with this Article 6, provided the Designated Participant remains in continuous employment with the Company or a Related Entity of the Company on the applicable Vesting Date.

6.2.	Determination of Performance Percentage
The performance achievement of the Target Milestones for an applicable Performance Period shall be determined by assigning a percentage from 0 per cent to 200 per cent reflecting such performance (the “Performance Percentage”) as set out on Schedule A.

6.3.	Vesting of Performance Share Units Based on Performance Percentage
Unless otherwise determined by the Committee, and subject to the remaining provisions of this Article 6, the number of Performance Share Units granted to the Designated Participant under Section 4.1, and dividend equivalent Performance Share Units received by the Designated Participant in respect of such Performance Share Units under Section 5.2, which shall vest on the

Vesting Date shall be calculated by multiplying (a) the aggregate number of such Performance Share Units and dividend equivalent Performance Share Units by (b) the Performance Percentage. Except where the context requires otherwise, the Performance Share Units which have so vested shall be referred to herein as “Vested Performance Share Units”. For greater certainty, where the Performance Percentage is greater than 100 per cent, the number of Vested Performance Share Units of a Designated Participant will be greater than the aggregate of the number of Performance Share Units granted to the Designated Participant under Section 4.1 and the number of dividend equivalent Performance Share Units received by the Designated Participant in respect of such Performance Share Units under section 5.2.

6.4.	Effect of Termination of Employment

(a)
General. Unless otherwise determined by the Committee, in the event of a Designated Participant’s termination of employment for any reason his unvested Performance Share Units and any dividend equivalent Performance Share Units awarded in respect of such unvested Performance Share Units shall be forfeited and cancelled and cease to be recorded in the Performance Share Unit Account of the relevant Designated Participant as of the Termination Date, and the Designated Participant will have no further right, title or interest in or to such Performance Share Units.

(b)
Death, Retirement, or Disability. If a Designated Participant dies, retires, or suffers a Disability prior to the Vesting Date for a Performance Period, the Committee shall have the discretion to determine that any or all of the unvested Performance Share Units granted to the Designated Participant under Section 4.1, and any or all of the dividend equivalent Performance Share Units awarded to the Designated Participant in respect of such unvested Performance Share Units under Section 5.2, may become vested as of the Designated Participant’s Termination Date, in which case such Termination Date will be the Vesting Date. In making any determination of vesting pursuant to this Section 6.4(b), the Committee shall determine the Performance Percentage to be applied based on factors determined by the Committee in its discretion, including the objective measure of performance toward achievement of the Target Milestones through the Termination Date and such other factors as the Committee determines appropriate to the circumstance.

ARTICLE 7
REDEMPTION OF PERFORMANCE SHARE UNITS

7.1.	Redemption of Vested Performance Share Units

(a)	General. Except as provided in Section 7.1(b) and Section 11.1(a), on the Redemption Date for each Vested Performance Share Unit, the Company shall redeem all such Vested Performance Share Units by:

(i)	subject to Section 15.5(a), paying to the relevant Designated Participant a cash amount equal to the Market Value of such Vested Performance Share Units as of the Vesting Date; or

(ii)
subject to Section 15.5(b), purchasing the number of Shares equal to the number of such Vested Performance Share Units as of the Vesting Date on the open market for delivery to the relevant Designated Participant.

Whether a Vested Performance Share Unit is redeemed in accordance with Sections 7.1(a)(i) or 7.1(a)(ii) shall be at the sole discretion of the Company.

(b)
Forfeiture upon Termination for Cause. If the Designated Participant’s employment with the Company or a Related Entity of the Company is terminated for Cause prior to the Redemption Date for any Vested Performance Share Units, those Vested Performance Share Units shall not be redeemed on the Redemption Date but shall instead be forfeited and cancelled and cease to be recorded in the Performance Share Unit Account of the relevant Designated Participant as of the Termination Date, and the Designated Participant will have no further right, title or interest in or to such Performance Share Units.

7.2.	No Interest
For greater certainty, no interest shall be payable to Designated Participants in respect of any amount payable under the Plan.
ARTICLE 8
Change of Control Vesting and Redemption

8.1.	Change of Control
Notwithstanding any other provision of the Plan, in the event of a Change of Control, the following provisions shall apply:

(a)
in the event of a Change of Control where the person or persons that acquire control (the “Acquiror”), an Affiliate thereof or the successor to the Company agrees to assume all of the obligations of the Company under the Plan and the Committee determines that such assumption is consistent with the objectives of the Plan, the Plan and all outstanding Performance Share Units will continue on the same terms and conditions, subject to Section 8.1(b), except that, if applicable, the terms and conditions of Performance Share Units may be adjusted to reflect reference to shares of the Acquiror or an Affiliate thereof;

(b)
in the event of a Change of Control where the Plan is continued pursuant to Section 8.1(a) and the employment of a Designated Participant thereafter terminates for any reason other than resignation without Good Reason or termination for Cause:

(vii)
if the Termination Date is before the date which is one-half way through the Performance Period applicable to the Performance Share Units held by such Designated Participant, all unvested Performance Share Units held by such Designated Participant shall immediately be deemed to be Vested Performance Share Units as of the Termination Date based on an assumed Performance Percentage of 100 per cent and the Company shall redeem such Vested Performance Share Units by paying to such Designated Participant, as of the Redemption Date, a cash amount calculated by multiplying the Market Value of such Vested Performance Share Units as of the Termination Date by the proportion of the Performance Period which has elapsed as of the Termination Date; and

(viii)
if the Termination Date is on or after the date which is one-half way through the Performance Period applicable to the Performance Share Units held by such Designated Participant, all unvested Performance Share Units held by such Designated Participant shall immediately be deemed to be Vested Performance Share Units as of the Termination Date based on an assumed Performance Percentage of 100 per cent and the Company shall redeem such Vested Performance Share Units by paying to such Designated Participant, as of the Redemption Date, a cash amount equal to the Market Value of such Vested Performance Share Units as of the Termination Date; and

(c)
in the event of a Change of Control where the Acquiror or an Affiliate thereof or the successor to the Company does not agree to assume all of the obligations of the Company under the Plan, or the Committee determines that such assumption is not consistent with the objectives of the Plan, all unvested Performance Share Units held by each Designated Participant shall immediately be deemed to be Vested Performance Share Units as of the effective date of the Change of Control based on an assumed Performance Percentage of (a) 100 per cent or (b) any percentage specifically determined by the Committee for this purpose and the Company shall redeem such Vested Performance Share Units by paying to each Designated Participant, as of the Redemption Date, a cash amount equal to such Vested Performance Share Units calculated by multiplying (a) the Market Value of such Vested Performance Share Units as of the effective date of the Change of Control by (b) the proportion of the Performance Period that has elapsed as of the effective date of the Change of Control.

Notwithstanding the foregoing provisions of this Section 8.1, the Committee may, in its sole discretion, make such determinations as it considers appropriate in the circumstances upon a Change of Control to ensure the fair treatment of Designated Participants in such circumstances in light of the objectives of the Plan, including, without limitation, with respect to the vesting periods and Performance Percentages applicable to any Performance Share Units, the amounts to be paid to Designated Participants on the redemption of any Performance Share Units and/or the termination of the Plan (and, for greater certainty, such determinations may result in different vesting, redemption or payment terms than would result from the operation of Sections 8.1(a), (b) and (c) without such determinations).

8.2.	Final Payment
Notwithstanding any other provision of the Plan, every payment required to be made under the Plan to a Designated Participant in respect of Performance Share Units shall be made within three years after the end of the calendar year in which the Performance Share Units were first granted to the Designated Participant under Section 4.1.
ARTICLE 9
ADJUSTMENTS

9.1.	Adjustments
In the event of any stock dividend, stock split, combination or exchange of shares, merger, amalgamation, arrangement or other scheme of reorganization, spin-off or other distribution of the Company's assets to shareholders (other than the payment of cash dividends in the ordinary course), or any other change in the capital of the Company affecting Shares, such adjustments, if any, as the Committee in its discretion may deem appropriate to preserve proportionately the interests of

Designated Participants under the Plan as a result of such change shall be made with respect to the number of Performance Share Units outstanding under the Plan.
ARTICLE 10
CURRENCY

10.1.	Currency
Except where expressly provided otherwise, all references in the Plan to currency refer to lawful Canadian currency.
ARTICLE 11
BLACKOUT PERIODS

11.1.	Blackout Periods

(a)
If a Vested Performance Share Unit would otherwise be redeemed during a Blackout Period or within 10 business days after the date on which the Blackout Period ends, then, notwithstanding any other provision of the Plan, the Vested Performance Share Unit shall instead be redeemed on, and “Redemption Date” shall mean the date which is 10 business days after the date on which the Blackout Period ends. In such case, the Company shall redeem all such Vested Restricted Share Units by paying to the relevant Designated Participant a cash amount equal to the Market Value of such Vested Restricted Share Units as of the Redemption Date, determined in accordance with this Section 11.1(a).

(b)
If, due to a Blackout Period, it is administratively impracticable to redeem a U.S. Participant’s Performance Share Units by the end of the applicable 2 ½ month period as set forth in U.S. Treasury Regulation 1.409A-1(b)(4)(i), and, as of the date upon which the legally binding right to the compensation arose, such impracticability was unforeseeable, then such redemption shall be made as soon as administratively practicable in accordance with U.S. Treasury Regulation 1.409A-1(b)(4)(ii) in order to qualify the redemption as a short-term deferral within the meaning of Section 409A.

ARTICLE 12
AMENDMENT OR DISCONTINUANCE OF THE PLAN

12.1.	Amendment or Discontinuance at Committee Discretion
The Committee may, in its sole discretion, at any time, amend (prospectively or retrospectively), suspend or discontinue the Plan, and amend (prospectively or retrospectively) any Performance Share Units granted under the Plan provided that no action shall be taken with respect to granted Performance Share Units without the consent of the relevant Designated Participants unless the Committee determines that such action does not materially adversely affect such Performance Share Units. Without limiting the foregoing, the Committee is specifically authorized, in its sole discretion, to amend the terms of the Plan, and the terms of any Performance Share Units granted under the Plan, to:

(a)	amend the vesting provisions;

(b)	amend the Target Milestones;

(c)	amend the Performance Periods;

(d)	amend the eligibility requirements of Designated Participants which would have the potential of broadening or increasing participation in the Plan;

(e)	make other amendments of a grammatical, typographical or administrative nature or to comply with the requirements of Applicable Law; and

(f)
with respect to any U.S. Participant, notwithstanding any contrary provision in the Plan or a written acknowledgement of the Designated Participant’s Performance Share Unit award, if any provision of the Plan or such written acknowledgment contravenes any regulations or guidance promulgated under Section 409A or would cause the redemption of the Performance Share Unit to be subject to additional taxes, accelerated taxation, interest and/or penalties under Section 409A, such provision of the Plan or written acknowledgement may be modified by the Committee without consent of the Designated Participant in any manner the Committee deems reasonable or necessary. In making such modifications the Committee shall attempt, but shall not be obligated, to maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A. Moreover, any discretionary authority that the Committee may have pursuant to the Plan shall not be applicable to an Award that is subject to Section 409A to the extent such discretionary authority would contravene Section 409A.

ARTICLE 13
ASSIGNMENT AND TRANSFERABILITY

13.1.	Assignability and Transfer Restrictions
The Plan shall enure to the benefit of and be binding upon the Company and its Related Entities and their respective successors and assigns. The interest of any Designated Participant under the Plan or in any Performance Share Units shall not be assignable, transferable or negotiable (whether by operation of law or otherwise) and may not be assigned or transferred other than by will or the laws of descent and distribution.

ARTICLE 14
NO SHARES OR SHAREHOLDER RIGHTS

14.1.	No Rights to Shares
No Shares or fractional interests therein are issuable under or in connection with the Plan. Performance Share Units are not Shares and the grant of Performance Share Units will not entitle a Designated Participant to any shareholder rights, including, without limitation, voting or dividend rights or rights on any liquidation of the Company.
ARTICLE 15
ADMINISTRATION

15.1.	Committee
Unless otherwise determined by the Board, the Plan shall be administered by the Committee.

15.2.	Compliance with Laws and Policies
Each Designated Participant shall acknowledge and agree (and shall be conclusively deemed to have so acknowledged and agreed by participating in the Plan) that the Designated Participant will, at all times, act in strict compliance with Applicable Law and all policies of the Company applicable to the Designated Participant in connection with the Plan and provide to the Company all information and undertakings as may be required to permit compliance with Applicable Law and such policies. Such Applicable Law and policies shall include, without limitation, those governing “insiders” of “reporting issuers” as those terms are construed for the purposes of applicable securities laws.

15.3.	Delegation
The Committee may delegate to any director, committee of directors, officer or employee of the Company such duties and powers relating to the Plan as it may see fit.

15.4.	Subject to Law
The Company's granting of any Performance Share Units and its obligation to make any payments in respect thereof are subject to compliance with Applicable Law.

15.5.	Withholdings

(a)
With respect to the redemption of Vested Performance Share Units pursuant to Section 7.1(a)(i), the Company or a Related Entity of the Company, as applicable, may withhold or cause to be withheld from any amount payable to a Designated Participant or his estate, either under the Plan or otherwise, such amount as may be necessary so as to ensure that the Company or the Related Entity of the Company, as the case may be, will be able to comply with the applicable provisions of any federal, provincial, state or local law relating to the withholding of tax or other required deductions.

(b)
With respect to the redemption of Vested Performance Share Units pursuant to Section 7.1(a)(ii), the Designated Participant or his estate may elect to satisfy the withholding of tax or other required deductions by any of the following methods so as to ensure that the Company or the Related Entity of the Company, as the case may be, will be able to comply with the applicable provisions of any federal, provincial, state or local law relating to the withholding of tax or other required deductions:

(i)
the tendering by the Designated Participant of a bank draft, certified cheque, personal cheque or other manner acceptable to the Committee in an amount equal to the withholding tax or other required deductions; or

(ii)
the withholding by the Company or a Related Entity of the Company, as applicable, an amount from such Vested Performance Share Units having an aggregate Market Value equal to the withholding of taxes or other required deductions, upon which the Company shall then purchase Shares equal to the number of the remaining Vested Performance Share Units as of the Vesting Date.

Each Designated Participant or his estate, as the case may be, is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of such Designated Participant in connection with the Plan (including any taxes and penalties under Section 409A or any applicable law), and neither the Company nor any Related Entity of the Company shall have any obligation to indemnify or otherwise hold such Designated Participant or the Designated Participant's estate harmless from any or all of such taxes or penalties.

15.6.	No Employment or Additional Rights
Nothing herein contained shall be deemed to give any person the right to the continuation of employment by the Company or a Related Entity of the Company or interfere in any way with the right of the Company or a Related Entity of the Company to terminate such employment at any time or to increase or decrease the compensation of such person. For greater certainty, a period of notice, if any, or payment in lieu thereof, upon termination of employment, wrongful or otherwise, shall not be considered as extending the period of employment for the purposes of the Plan.

15.7.	Administration Costs
The Company will be responsible for all costs relating to the administration of the Plan.

15.8.	No Obligation to Fund or Secure
Unless otherwise determined by the Committee, the Plan, including any right of a Designated Participant hereunder, shall remain an unfunded and unsecured obligation of the Company and any applicable Related Entities of the Company. Neither the establishment of the Plan nor the grant of

Performance Share Units (or any action taken in connection therewith) shall be deemed to create a trust.

15.9.	Rules for Administration and Interpretation
The Committee may establish rules and regulations relating to the administration, application and interpretation of the Plan and may amend and rescind such rules and regulations from time to time. The Committee shall have the authority to decide conclusively all matters relating to the administration, application and interpretation of the Plan and all such decisions shall be binding on all parties concerned, including, without limitation, the Company and its Related Entities and Designated Participants and their respective Beneficiaries.

15.10.	Section 409A

(a)
Payments contemplated with respect to the Performance Share Units granted to U.S. Participants are intended to comply with the short-term deferral exemption under Section 409A. Notwithstanding the forgoing or any provisions of the Plan to the contrary, if the Company determines that such exemption is not applicable to the Performance Share Units, or any provision of the Plan or the written acknowledgment to such U.S. Participant contravenes Section 409A or could cause the U.S. Participant to incur any tax, interest or penalties under Section 409A, the Committee may, in its sole discretion and without any Designated Participant’s consent, modify such provision and any appropriate policies and procedures, including amendments and policies with retroactive effect, and take such other actions as the Committee determines necessary or appropriate (x) to comply with, or avoid being subject to, Section 409A, or to avoid the incurrence of any taxes, interest and penalties under Section 409A, and/or (y) preserve, to the maximum extent practicable, the intended tax treatment of the benefits provided by the Plan and Performance Share Units hereunder without materially increasing the cost to the Company or contravening the provisions of Section 409A. This Section 15.10(a) does not create an obligation on the part of the Company to modify the Plan and does not guarantee that Performance Share Units will not be subject to taxes, interest and penalties under Section 409A.

(b)
If a U.S. Participant becomes entitled to receive payment in respect of any Performance Share Units as a result of his or her “separation from service” (within the meaning of Section 409A), and the U.S. Participant is a “specified employee” (within the meaning of Section 409A) at the time of his or her separation from service, and the Committee makes a good faith determination that (i) all or a portion of the Performance Share Units constitute “deferred compensation” (within the meaning of Section 409A) and (ii) any such deferred compensation that would otherwise be payable during the six-month period following such separation from service is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then payment of such “deferred compensation” shall not be made to the U.S. Participant before the date which is six months after the date of his or her separation from service (and shall be paid in a single lump sum, without interest, on the first day of the seventh month following the date of such separation from service) or, if earlier, the U.S. Participant's date of death. In such event, the lump sum payment will be equal to the number of Performance Share Units credited to the U.S. Participant's Performance Share Unit Account multiplied by the Market Value as of the expiration of such six-month period or the date of death.

15.11.	No Salary Deferral Arrangement
Notwithstanding any other provision of the Plan, it is intended that the Plan and Performance Share Units thereunder not be considered “salary deferral arrangements” under the Income Tax Act (Canada) and the Plan shall be administered in accordance with such intention. Without limiting the generality of the foregoing, the Committee may make such amendments to the terms of outstanding Performance Share Units (including, without limitation, changing the Vesting Dates and Redemption Dates thereof) as may be necessary or desirable, in the sole discretion of the Committee, so that the Plan and Performance Share Units outstanding thereunder are not considered “salary deferral arrangements”.

APPENDIX A
TO THE SILVER STANDARD RESOURCES INC.
PERFORMANCE SHARE UNIT PLAN

DEFINITION OF “GOOD REASON” FOR U.S. PARTICIPANTS
“Good Reason,” for U.S. Participants, will arise within 12 months following a Change of Control where the Designated Participant was induced by the actions of the employer to resign or terminate his employment other than on a purely voluntary basis as a result of the occurrence of one or more of the following events without the Designated Participant’s written consent, such resignation to be effective only if the Designated Participant has provided 30 days’ written notice of such occurrence to the employer immediately upon occurrence of such an event and the employer has not corrected such occurrence within such 10 day period, and the Designated Participant’s separation from service occurs no later than 90 days following the initial existence of the event cited in the Designated Participant’s notice:

(i)
a material diminution in the Designated Participant’s authority, duties, or responsibilities other than as a result of the Designated Participant’s physical or mental incapacity which impairs the Designated Participant’s ability to materially perform the Designated Participant’s duties or responsibilities as confirmed by a physician;

(ii)
a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Designated Participant is required to report, including a requirement that a service provider report to a corporate officer or employee instead of reporting directly to the Board;

(iii)	a material reduction by the employer of the base salary of the Designated Participant;

(iv)	the relocation by the employer of the Designated Participant’s principal office by more than 50 miles from the location where the Designated Participant worked when the Change of Control occurred; or

(v)	any other action or inaction that constitutes a material breach by the Company or a Related Entity of the Company of the Designated Participant’s written employment agreement, if any.

SCHEDULE A

Target Milestone

The Target Milestone for Performance Share Units granted shall be based on the total shareholder return (“TSR”) of the Company over the Performance Period compared with the TSR of a peer group of companies approved by the Committee over the same time period.

Performance Percentage

The Performance Percentage shall be determined as follows:

a)
for achievement of the Company’s TSR above the 50th percentile and up to the 100th percentile compared to the TSR of the Comparator Companies, the Performance Percentage will range from 101% to 200% calculated on a linear basis;

b)	if the Company’s TSR is equal to 50th percentile compared to the TSR of the Comparator Companies, 100%;

c)
for achievement of the Company’s TSR above the 33rd percentile but less than the 50th percentile compared to the TSR of the Comparator Companies, the Performance Percentage will range from 51% to 75% calculated on a linear basis; or

d)	if the Company’s TSR is equal to the 33rd percentile as compared to the TSR of the Comparator Companies, 50%; or

e)	if the Company’s TSR is less than the 33rd percentile as compared to the TSR of the Comparator Companies, 0%.

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Performance level (relative TSR)	Payout (% of grant vesting)
>P50 to P100	101% - 200% (linear basis)
=P50	100%
>P33 but <P50	51% - 75% (linear basis)
=P33	50%
<P33	Nil

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